Exhibit 23.1

Independent Auditors’ Report on Schedule and Consent

The Board of Directors and Stockholders

AMN Healthcare Services, Inc.:

The audits referred to in our report dated February 27, 2004 included the related financial statement schedule as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, included in the 2003 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statement No. 333-73482 on Form S-8 of AMN Healthcare Services, Inc. of our report dated February 27, 2004, relating to the consolidated balance sheets of AMN Healthcare Services, Inc. and subsidiaries (the Company), as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003 and the financial statement schedule, which reports appear in the December 31, 2003 Annual Report on Form 10-K of AMN Healthcare Services, Inc. Our report refers to a change to the Company’s method of accounting for goodwill in 2002.

/s/    KPMG LLP

San Diego, California

March 11, 2004